EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2024 Results

•Third Quarter Net Income of $132 Million and Earnings Per Share of $13.79
•Nine Months Petroleum Additives Operating Profit of $456 Million
•First Nine Months AMPAC Results Consistent with Pre-Acquisition Expectations
•Debt Reduction of $259 Million since AMPAC Acquisition

Richmond, VA, October 23, 2024 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2024.

Net income for the third quarter of 2024 was $132.3 million, or $13.79 per share, compared to net income of $111.2 million, or $11.60 per share, for the same period last year. For the first nine months of 2024, net income was $351.7 million, or $36.66 per share, compared to $308.5 million, or $32.05 per share, for the same period in 2023.

Petroleum additives sales for the third quarter of 2024 were $663.0 million, compared to $663.7 million for the same period in 2023. Petroleum additives operating profit for the third quarter of 2024 was $157.5 million, compared to $139.8 million for the third quarter of 2023. The increase in petroleum additives operating profit was mainly due to lower raw material and operating costs, partially offset by lower selling prices.

Petroleum additives sales were $2.0 billion for the first nine months of both 2024 and 2023. Petroleum additives operating profit for the first nine months of 2024 was $456.2 million, compared to $404.0 million in the same period last year. The increase in operating profit between these periods was primarily due to lower raw material and operating costs and higher shipments, partially offset by lower selling prices. Shipments increased 1.8% when comparing the first nine months of 2024 with the same period in 2023, with increases in both lubricant additives and fuel additives shipments.

We remain pleased with the strong performance of our petroleum additives business during the first nine months of 2024. We continue to see the favorable results of our ongoing focus on margin management. Managing our operating costs, our inventory levels, and our portfolio profitability will remain priorities throughout 2024.

We completed the acquisition of American Pacific Corporation (AMPAC) on January 16, 2024. We report the financial results of our AMPAC business since the date of acquisition in our specialty materials segment. Specialty materials sales were $59.1 million for the third quarter of 2024 and $114.2 million for the first nine months of 2024. Specialty materials operating profit for the third quarter and first nine months of 2024 was $16.0 million.

The specialty materials third quarter and first nine months 2024 results reflect the sale of AMPAC finished goods inventory that we acquired at closing. The acquired inventory, which was recorded at fair value on the acquisition date and has been sold during the first nine months of 2024, generated no margin. We expect to see substantial variation in quarterly results for AMPAC due to the nature of its business, and we anticipate full year 2024 results to be consistent with our pre-acquisition expectations.

Our operations produced strong cash flows during the first nine months of 2024. We paid dividends of $72.0 million and funded capital expenditures of $42.7 million. Since the AMPAC acquisition, we have made net payments of $259.0 million on our revolving credit facility. As of September 30, 2024, our Net Debt to EBITDA ratio was 1.4, which is slightly below our target operating range of 1.5 to 2.0.

I want to thank our dedicated employees for their hard work in welcoming and integrating AMPAC into our family of companies. Our team continues to make decisions to promote long-term value for our shareholders and customers, and remains focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment, which consists of the AMPAC business, operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Thursday, October 24, 2024, to review third quarter 2024 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until October 31, 2024, at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 51294. The call will also be broadcast via the internet and can be accessed through the Company’s website at www.newmarket.com or www.webcaster4.com/Webcast/Page/2001/51294. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), and American Pacific Corporation (AMPAC). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S. government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 and Part II, Item 1A. “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, which are available to shareholders at www.newmarket.com.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

William J. Skrobacz
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Sales:
Petroleum additives	$663,014	$663,719	$2,010,104	$2,047,679
Specialty materials	59,094	0	114,151	0
All other	2,839	3,431	7,656	7,390
Total	$724,947	$667,150	$2,131,911	$2,055,069
Segment operating profit:
Petroleum additives	$157,468	$139,820	$456,196	$404,026
Specialty materials	15,962	0	15,967	0
All other	(93)	(764)	(1,548)	(2,761)
Segment operating profit	173,337	139,056	470,615	401,265
Corporate unallocated expense	(3,953)	(6,389)	(13,495)	(19,690)
Interest and financing expenses	(14,157)	(9,221)	(45,721)	(30,249)
Other income (expense), net	13,944	11,036	38,459	33,014
Income before income tax expense	$169,171	$134,482	$449,858	$384,340
Net income	$132,322	$111,247	$351,674	$308,454
Earnings per share - basic and diluted	$13.79	$11.60	$36.66	$32.05

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$724,947	$667,150	$2,131,911	$2,055,069
Cost of goods sold	481,107	465,445	1,453,251	1,459,682
Gross profit	243,840	201,705	678,660	595,387
Selling, general, and administrative expenses	42,124	37,386	129,329	114,671
Research, development, and testing expenses	32,193	31,894	92,056	99,008
Operating profit	169,523	132,425	457,275	381,708
Interest and financing expenses, net	14,157	9,221	45,721	30,249
Other income (expense), net	13,805	11,278	38,304	32,881
Income before income tax expense	169,171	134,482	449,858	384,340
Income tax expense	36,849	23,235	98,184	75,886
Net income	$132,322	$111,247	$351,674	$308,454
Earnings per share - basic and diluted	$13.79	$11.60	$36.66	$32.05
Cash dividends declared per share	$2.50	$2.25	$7.50	$6.60

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$80,310	$111,936
Trade and other accounts receivable, less allowance for credit losses	487,607	432,349
Inventories	534,462	456,234
Prepaid expenses and other current assets	35,250	39,051
Total current assets	1,137,629	1,039,570
Property, plant, and equipment, net	755,409	654,747
Intangibles (net of amortization) and goodwill	757,060	124,642
Prepaid pension cost	390,018	370,882
Operating lease right-of-use assets, net	73,123	70,823
Deferred charges and other assets	53,045	48,207
Total assets	$3,166,284	$2,308,871
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$259,434	$231,137
Accrued expenses	82,364	76,546
Dividends payable	21,419	19,212
Income taxes payable	17,011	6,131
Operating lease liabilities	15,683	15,074
Other current liabilities	6,042	16,064
Total current liabilities	401,953	364,164
Long-term debt	1,085,006	643,622
Operating lease liabilities - noncurrent	57,617	55,058
Other noncurrent liabilities	257,422	168,966
Total liabilities	1,801,998	1,231,810
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,595,011 at September 30, 2024 and 9,590,086 at December 31, 2023)	3,201	2,130
Accumulated other comprehensive loss	(14,644)	(21,071)
Retained earnings	1,375,729	1,096,002
Total shareholders' equity	1,364,286	1,077,061
Total liabilities and shareholders' equity	$3,166,284	$2,308,871

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2024	2023
Net income	$351,674	$308,454
Depreciation and amortization	84,894	57,665
Cash pension and postretirement contributions	(8,940)	(7,132)
Working capital changes	(81,866)	71,900
Deferred income tax benefit	(10,468)	(16,336)
Capital expenditures	(42,700)	(34,793)
Acquisition of business, net of cash acquired	(681,479)	0
Net borrowings (repayments) under revolving credit facility	191,000	(225,000)
Proceeds from term loan	250,000	0
Dividends paid	(71,959)	(63,457)
Debt issuance costs	(2,251)	0
Repurchases of common stock	0	(42,864)
All other	(9,531)	(14,589)
(Decrease) increase in cash and cash equivalents	$(31,626)	$33,848

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Income	$132,322	$111,247	$351,674	$308,454
Add:
Interest and financing expenses, net	14,157	9,221	45,721	30,249
Income tax expense	36,849	23,235	98,184	75,886
Depreciation and amortization	29,379	16,760	83,572	56,623
EBITDA	$212,707	$160,463	$579,151	$471,212

Net Debt to EBITDA
			September 30, 2024	December 31, 2023
Long-term debt, including current maturities			$1,085,006	$643,622
Less: Cash and cash equivalents			80,310	111,936
Net Debt			$1,004,696	$531,686

			Rolling Four Quarters Ended
			September 30, 2024	December 31, 2023
Net Income			$432,084	$388,864
Add:
Interest and financing expenses, net			52,831	37,359
Income tax expense			122,396	100,098
Depreciation and amortization			103,569	76,620
EBITDA-Rolling Four Quarters			$710,880	$602,941

Net Debt to EBITDA			1.4	0.9